Exhibit 10.3

Zoetis, Inc
100 Campus Drive
Florham Park, NJ 07932

July 31, 2014

Dear Paul,

On behalf of Zoetis Inc, I am delighted to extend to you an offer to join Zoetis in the position of Executive Vice President and Chief Financial Officer, reporting to our Chief Executive Officer, Juan Ramon Alaix. In this role, you will serve as a member of the Zoetis Executive Team (ZET).

This letter confirms the terms of the offer.

Annual Salary:
$630,000 (payable semi-monthly)

Annual Bonus:
You are eligible to participate in the Zoetis Annual Incentive Plan (ZAIP). Your target incentive will be 70% of your base salary earned during the year. Note that bonuses under the ZAIP are discretionary, and that neither this letter, nor your target incentive, constitutes a guarantee that you will receive a bonus of any particular amount, or any bonus.

Your ZAIP bonus for 2014, if any, will be payable March 2015, pending Zoetis Compensation Committee approval, and will be based on factors such as your base salary, target incentive, Zoetis’ performance, your function’s performance, and your individual performance. Your annual bonus payout may vary from 0-200% of target based on business performance and your individual performance, subject to the overall bonus pool funding based on Zoetis Inc. performance.

Long Term Incentive (Share Based Awards):
You are eligible to participate in Zoetis’ Long Term Incentive Program (LTI). The program is designed to recognize performance and encourage long-term commitment to Zoetis with discretionary share-based awards. Participation varies by job level and individual performance. Your target award for the 2015 long-term incentive grant is $1,750,000. Share-based awards must be approved by the Zoetis Compensation Committee. Each award is an independent “stand-alone” event without any connection in terms of eligibility or amount as compared to prior or future grants. Award eligibility is determined on an annual basis with consideration of external market data as well as internal business drivers. Awards are governed by federal and state law, the requirements of the New York Stock Exchange, and the terms and conditions set forth in the Zoetis Equity and Incentive Plan documents.

Sign-On Long-Term Incentive (LTI) Award:
You will receive an LTI award with a grant date fair value of $875,000 upon your commencement of employment. This award will be provided in the form of Zoetis Stock Options and Restricted Stock Units (RSUs), each representing 50% of the total award grant date fair value, and each vesting on the third anniversary of the grant date. This award is governed by federal and state law, the requirements of the New York Stock Exchange, and the terms and conditions set forth in the Zoetis Equity and Incentive Plan documents.

Vacation:
In addition to Company paid holidays, you are entitled four weeks of annual vacation.

Benefits:
You will be eligible to participate in Zoetis’ US benefits programs.  Benefit coverage will commence on your start date.  You will receive complete details and enrollment information within your first week of employment.  Your participation in the Zoetis benefits programs is subject to the terms and conditions of each program, as described in greater detail in the plan documents and summary plan descriptions.  The benefits programs are subject to change by Zoetis in its discretion.

Executive Severance Plan:
As a member of the ZET, you are eligible to receive benefits under the Zoetis Executive Severance Plan in the event of certain involuntary termination circumstances and upon the approval of the Zoetis Compensation Committee, subject to the terms and conditions described in the plan document. The Zoetis Executive Severance Plan is subject to change by Zoetis in its discretion.

Pre- Employment Contingencies:
In accordance with Zoetis policy, this employment offer is contingent upon successful completion of all aspects of Zoetis’ pre-employment screening process. This process includes the verification of information you provide to us for a background check as well as your successful completion of a drug screen to detect the presence of illegal drugs.

Background Verification Process (BVP) - This program will verify the information you have provided concerning your prior employment and education. Also, as a responsible employer concerned with the security of our customers, employees, business partners and the general public, we will perform a credit check, a check of civil proceedings, a criminal history check to determine whether there are criminal convictions of record and verify your identity. Once you have notified us of that you have accepted this offer of employment, you will receive an e-mail prompt from HireRight who will coordinate the investigation.

Pre-Employment Drug Screen – All new hire applicants must complete a pre-employment drug screen prior to the commencement of employment. Once you have notified us of that you have accepted this offer of employment, you will receive an e-mail prompt from HireRight within 48 hours of offer acceptance to schedule your pre-employment drug test. The drug screen must be completed within 5 days of offer acceptance.

Employment Eligibility Verification:
As required by current US immigration law, this offer is contingent upon your ability to satisfy the Form I-9 requirements at the time that you commence work in the US or within 3 business days of the date your employment begins. This requires you to establish your identity and to prove that you have legal authorization to work for Zoetis in the US. In the event that you do not have legal authorization to work for Zoetis in the US, and that you are unable to secure such employment authorization by the time that you are scheduled to commence work, Zoetis will not be able to hire you and this offer of employment will therefore be revoked. If you have started work but fail to provide acceptable I-9 documentation your employment will be immediately terminated.

Employment At-Will:
This letter, and its accompanying documents, set out the complete terms of our offer of employment but are not intended as and should not be considered a contract of employment for a fixed period of time. If you accept this offer of employment with the Company you accept that your employment is at-will, which means that you or Zoetis are free to end the employment relationship at any time, with or without cause. Any amendments to this letter must be in writing.

Confidentiality:
You agree to keep the contents and existence of this letter, including your potential or actual appointment as Executive Vice President and Chief Financial Officer of Zoetis Inc, strictly confidential until Zoetis issues a public announcement and files the requisite Form 8-K with the US Securities and Exchange Commission.

To accept this offer, please sign this letter and return it to me by August 6, 2014. Please also retain a copy for your records. If you have any questions about this offer or commencing employment with Zoetis, please do not hesitate to contact me at 973-822-7000.

Paul, we are thrilled that you are joining us and wish you a successful and rewarding career with Zoetis.

Best regards,

/s/ Roxanne Lagano

Roxanne Lagano
Executive Vice President, Global Human Resources

Accepted:

/s/ Paul Herendeen                    August 1, 2014
_______________________                _________________
Paul Herendeen                    Date